Exhibit 10.1

AMENDMENT NO. 1 to

WARRANT AGREEMENT

AMENDMENT NO. 1 TO WARRANT AGREEMENT, dated as of April 21, 2003, by and among LabOne, Inc. (the "Company") and Welsh, Carson, Anderson & Stowe IX, L.P. ("WCAS").

WHEREAS, the undersigned are parties to a Warrant Agreement, dated as of August 31, 2001 (the "Warrant Agreement"), pursuant to which the Company issued certain common stock warrants (the "Warrants") to WCAS and the other parties named on the signature pages to the Warrant Agreement;

WHEREAS, pursuant to Section 14 of the Warrant Agreement, the Warrant Agreement may be amended with the written consent of the Company and the registered holders of a majority of the common stock issued or issuable upon exercise of the Warrants;

WHEREAS, WCAS is the registered holder of a majority of the common stock issued or issuable upon exercise of the Warrants; and

WHEREAS, the parties desire to amend the Warrant Agreement as follows;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties hereby amend the Warrant Agreement by deleting the provisions of Section 5(e) in their entirety and replacing them with the following: "[RESERVED]".

Except as provided herein, no other amendments or modifications are being made to the Warrant Agreement. This amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any or all of such counterparts may be executed and delivered by facsimile.

IN WITNESS WHEREOF, the parties have duly executed this instrument as of the date first above written.

LABONE, INC.

By: _____________________________________

Name: Joseph C. Benage

Title: Executive Vice President & General Counsel

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

By: WCAS IX Associates LLC, its General Partner

By: ____________________________________

Name: Paul B. Queally

Title: Managing Member